Exhibit 1.2
EXECUTION COPY
NOTE CONVERSION AND SECURITIES PURCHASE AGREEMENT
          NOTE CONVERSION AND SECURITIES PURCHASE AGREEMENT, dated November 10, 2008 (this “Agreement”), is entered into by and among Las Vegas Sands Corp. (the “Company”) and the person listed on Schedule A (the “Purchaser”), and relates to the purchase by the Purchaser of 5,250,000 shares of Preferred Stock (as defined below) and Warrants (as defined below) to purchase 87,500,175 shares of Common Stock (the Preferred Stock and the Warrants, together the “Securities”).
          WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to issue and sell to the Purchaser the Securities on the terms and subject to the conditions set forth in this Agreement.
          WHEREAS, the Company wishes to issue and sell to the Purchaser, and the Purchaser wishes to purchase, the Securities on the terms and subject to the conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
          1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings set forth below:
          “10-Q Reference Date” has the meaning set forth in Section 3.7 of this Agreement.
          “2004 Equity Award Plan” means the Las Vegas Sands Corp. 2004 Equity Award Plan, as amended by the First Amendment thereto, dated February 5, 2007.
          “Approval Default” has the meaning set forth in Section 5.8 of this Agreement.
          “Approval Fee” has the meaning set forth in Section 5.8 of this Agreement.
          “Approvals” means (i) obtaining an Effective Stockholder Consent or any other shareholder approval required under the rules and regulations of the New York Stock Exchange, (ii) the listing of the Common Stock issuable upon the exercise of the Warrants on the New York Stock Exchange, (iii) the receipt of any prior approval required in connection with the transactions contemplated by the Transaction Documents (and the issuance of the Underlying Shares upon exercise of the Warrants) pursuant to any regulations of the Nevada Gaming Commission, the general laws, specific gaming laws, various regulations and licensing and regulatory control of the Macau government and Gaming Inspection and Coordination Bureau, the Pennsylvania Gaming Control Board and the government of the State of Pennsylvania, the Singapore Tourism Board and the Singapore government and any other Governmental Authority charged with regulating any gaming activity conducted by the Company and (iv) receipt of any approval of any other applicable Governmental Authority necessary in connection with the transactions contemplated by the Transaction Documents (and the issuance of the Underlying Shares upon exercise of the Warrants) (including Hart-Scott-Rodino clearance, to the extent necessary) and the expiration of all applicable waiting periods.
          “Authorization” has the meaning set forth in Section 3.21 of this Agreement.
          “Capital Stock” (i) of any Person that is a corporation, means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and (ii) of any other Person, means any and all partnership, membership or other equity interests of such Person.
          “Certificate of Designations” means the Certificate of Designations setting forth the rights, preferences, privileges and other terms of the Preferred Stock, in the form attached as Exhibit A hereto.
          “Code” has the meaning set forth in Section 3.26 of this Agreement.
          “Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
          “Common Stock” means the shares of the Company’s common stock, par value $0.001 per share.
          “Consolidated Historical Financial Statements” has the meaning set forth in Section 3.20 of this Agreement.
          “Convertible Note Purchase Agreement” means the Convertible Note Purchase Agreement, dated as of September 30, 2008, by and between the Company and Dr. Adelson.
          “Credit Agreement” means the Credit and Guarantee Agreement, dated as of May 23, 2007, by and among Las Vegas Sands, LLC, the affiliates of Las Vegas Sands, LLC named therein as guarantors, the lenders party hereto from time to time, The Bank of Nova Scotia, as administrative agent for the lenders and as collateral agent, Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners and as syndication agents, and JPMorgan Chase Bank, as documentation agent.
          “DTC” has the meaning set forth in Section 5.11 of this Agreement.
          “Effective Stockholder Consent” means the effectiveness of the Stockholder Consent upon the passage of 20 calendar days following the distribution of the Information Statement to the holders of Common Stock pursuant to Section 5.3 hereof and in accordance with the applicable rules and regulations of the Commission.
          “Equity Interests” of any Person means (i) Capital Stock of such Person or (ii) warrants or options exercisable for, other securities convertible into or exchangeable for, or
Note Conversion and Securities Purchase Agreement

other rights to acquire (whether by conversion, exercise, exchange or otherwise) Capital Stock of such Person.
          “Environmental Laws” has the meaning set forth in Section 3.28 of this Agreement.
          “ERISA” has the meaning set forth in Section 3.26 of this Agreement.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.
          “Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Indenture” means the Indenture, dated as of September 30, 2008, as supplemented by the First Supplemental Indenture, dated as of September 30, 2008, by and between the Company and U.S. Bank National Association, as trustee.
          “Information Statement” has the meaning set forth in Section 5.3 of this Agreement.
          “Intellectual Property” has the meaning set forth in Section 3.22 of this Agreement.
          “Investor Rights Agreement” means the Investor Rights Agreement, dated as September 30, 2008, by and between the Company and Dr. Miriam Adelson.
          “Material Adverse Effect” has the meaning set forth in Section 3.7 of this Agreement.
          “Material Subsidiaries” has the meaning set forth in Section 3.9 of this Agreement.
          “Money Laundering Laws” has the meaning set forth in Section 3.30 of this Agreement.
          “Notes” means the Company’s 6 1/2% Convertible Senior Notes due 2013.
          “Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
          “Preferred Stock” means the Company’s Series A cumulative perpetual preferred stock, par value $0.001 per share, liquidation preference $100.00 per share.
          “Principal Stockholder” means Sheldon G. Adelson.

          “Prospectus” means the base prospectus contained in the Company’s Registration Statement on Form S-3 (File No. 333-155100) filed on November 6, 2008, as supplemented by the preliminary prospectus supplement thereto (and the documents incorporated by reference therein), filed on November 10, 2008 and any Issuer Free Writer Prospectus (as such term is defined in the Underwriting Agreement).
          “Recent Public Filings” has the meaning set forth in Section 3.7 of this Agreement.
          “Related Party” means (1) any spouse and any child, stepchild, sibling or descendant of the Principal Stockholder or the Purchaser; (2) any estate of the Principal Stockholder or the Purchaser or any person under clause (1); (3) any person who receives a beneficial interest in the Company from an estate under clause (2) to the extent of such interest; (4) any executor, personal administrator or trustee who holds such beneficial interest in the Company for the benefit of, or as fiduciary for, any person under clauses (1), (2), or (3) to the extent of such interest; (5) any corporation, partnership, limited liability company, trust, or similar entity owned or controlled by the Principal Stockholder or the Purchaser or any person referred to in clause (1), (2), (3) or (4) or for the benefit of any person referred to in clause (1); and (6) the spouse or issue of one or more of the individuals described in clause (1).
          “Second Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, to be entered into as of the Closing Date, among the Company and the stockholders named therein in the form attached as Exhibit B.
          “Securities” has the meaning set forth in the recitals.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.
          “Stockholder Consent” means the written consent of holders of a majority of the outstanding shares of Common Stock approving (i) the exercise of the Warrants, (ii) the issuance of the Common Stock upon exercise of the Warrants, and (iii) the pre-emptive rights granted pursuant to Section 2.1 of the Investor Rights Agreement, in the form attached as Exhibit C hereto.
          “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation more than 50% of the Voting Stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.
          “Transaction Documents” means this Agreement, the Warrant Agreement, the Warrants and the Second Amended and Restated Registration Rights Agreement.
          “Underlying Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

          “Underwriting Agreement” means the Underwriting Agreement, dated as of the date hereof, by and between the Company and Goldman, Sachs & Co.
          “Voting Stock”, as applied to the stock of any corporation, means stock of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such corporation other than stock having such power only by reason of the happening of a contingency.
          “Warrant Agreement” means the Warrant Agreement in the form attached hereto as Exhibit D.
          “Warrant Exercise Date” means the earliest date on which the Company shall have obtained all of the required Approvals.
          “Warrants” means the warrants to purchase up to an aggregate of 87,500,175 shares of Common Stock, each in the form attached as an exhibit to the Warrant Agreement.
ARTICLE 2
PURCHASE AND SALE OF SECURITIES
          2.1 Issue and Sale of Securities. Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Purchaser the aggregate number of Securities set forth opposite the Purchaser’s name on Schedule A to this Agreement, and the Purchaser agrees to pay the Company the purchase price set forth opposite the Purchaser’s name on Schedule A to this Agreement (the “Purchase Price”).
          2.2 Closing. The purchase of Securities shall take place at the closing (the “Closing”) to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, on November 14, 2008 (the “Closing Date”). Subject to the satisfaction of the conditions relating to the Closing set forth in Section 2.3 and Section 2.4, at the Closing, (x) the Company shall enter into the Warrant Agreement, (y) the Company shall issue and deliver to the Purchaser the shares of Preferred Stock and the Warrants, in each case as evidenced by one or more certificates, and bearing appropriate legends as hereinafter provided for, dated the Closing Date and registered in the Purchaser’s name (or in the name of one or more of the Purchaser’s designees), and (z) the Purchaser shall pay to the Company the Purchase Price by wire transfer of immediately available funds to the account or accounts designated by the Company in writing to the Purchaser prior to the Closing.
          2.3 Company Conditions to Closing. The obligations of the Company to be performed at the Closing shall be subject to (i) the satisfaction of the condition that the representations and warranties of the Purchaser set forth in Article IV shall be true and correct on and as of the Closing Date and (ii) the satisfaction of all of the conditions to closing set forth in Section 8 of the Underwriting Agreement, except for those set forth in Section 8(o) thereof.

          2.4 Purchaser Conditions to Closing. The obligations of the Purchaser to be performed at the Closing shall be subject to the satisfaction of the following conditions:
               (a) Representations and Warranties. The representations and warranties set forth in Article III shall be true and correct on and as of the Closing Date.
               (b) Certificate of Designations. The Purchaser shall have received evidence satisfactory to it that the Company has duly adopted and filed with the Secretary of State of the State of Nevada the Certificate of Designations and that such filing shall have been accepted.
               (c) Satisfaction of Underwriting Agreement Conditions. The satisfaction of all conditions to closing set forth in Section 8 of the Underwriting Agreement, except for those set forth in Section 8(o) thereof.
               (d) Certificates; Resolutions. The Purchaser shall have received a certificate of the Secretary or Assistant Secretary of the Company setting forth (a) resolutions of the Board of Directors of the Company with respect to the authorization of the Company to execute, deliver and perform its obligations under each Transaction Document to which it is a party, issue the Securities and enter into the transactions contemplated by the Transaction Documents, (b) the officers of the Company who are authorized to sign the Securities and the other Transaction Documents, (c) specimen signatures of such authorized officers, and (d) the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company certified as being true and complete. The Purchaser shall have received a certificate of an officer of the Company certifying as to such matters as the Purchaser may reasonably specify.
               (e) Execution of Transaction Document. The Company shall have executed the Warrant Agreement and the Second Amended and Restated Registration Rights Agreement.
               (f) Securities. The Company shall have duly issued and delivered 5,250,000 shares of Preferred Stock to the Purchaser or one or more of the Purchaser’s designees and the Company shall have duly executed and delivered the Warrants, pursuant to, and in accordance with, the Warrant Agreement; to the Purchaser or one or more of the Purchaser’s designees.
               (g) Opinions. The Purchaser shall have received written opinions, addressed to it, issued by (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, securities counsel to the Company, (ii) Lionel Sawyer & Collins, Nevada counsel to the Company, (iii) Snell & Wilmer LLP, Nevada gaming counsel to the Company, (iv) Leonel Alves’ Law Firm, Macau counsel to the Company, and (v) Duane Morris LLP, Pennsylvania counsel to the Company, in each case, in form and substance satisfactory to the Purchaser.
               (h) Purchase Permitted by Applicable Law, etc. On the Closing Date, (a) the Purchaser’s purchase of the Securities to be purchased by the Purchaser at the Closing shall (i) be permitted by the laws and regulations of each jurisdiction to which the Purchaser is subject and each gaming authority identified in (iii) of the definition of Approvals, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject the Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, and (b) no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the purchase or repayment of any Securities or the consummation of the transactions contemplated by this Agreement or any other Transaction Document. If requested by the Purchaser, the Purchaser shall have received a certificate of an officer of the Company certifying as to such matters of fact as the Purchaser may reasonably specify to enable the Purchaser to determine whether the Purchaser’s receipt of such Securities is so permitted.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company represents and warrants to, and agrees with, the Purchaser as follows:
          3.1 The Company has the full power and authority to execute and deliver, and perform its obligations under this Agreement and the other Transaction Documents and to issue and sell the Securities and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the other Transaction Documents, the filing of the Certificate of Designations with the Secretary of State of the State of Nevada, the issuance and sale of the Securities, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or any other Transaction Document, the issuance and sale of the Preferred Stock, the issuance and sale of the Warrants or the consummation of the transactions contemplated hereby and thereby. The Company’s Board of Directors has authorized the stockholders of the Company to act by written consent to approve the exercise of the Warrants and the issuance of the Common Stock upon exercise of the Warrants. As of the closing Date, the Company will have duly executed and delivered this Agreement and the other Transaction Documents, and, assuming due execution and delivery of this Agreement by the Purchaser, this Agreement and the other Transaction Documents will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (ii) to the extent that the indemnification and contribution provisions of the Second Amended and Restated Registration Rights Agreement may be unenforceable by virtue of contravening public policy.
          3.2 The shares of Preferred Stock have been duly authorized, and, when issued and delivered pursuant to this Agreement, such Preferred Shares will be validly issued and fully paid and non-assessable.
          3.3 The Underlying Shares have been duly authorized and, when issued upon exercise of the Warrants against payment of the exercise price, will be validly issued, fully paid and nonassessable and will conform in all material respects to the description of the Common Stock set forth under the caption “Description of Capital Stock” in the Company’s Registration Statement on Form S-3 (File No. 333-155100) filed on November 6, 2008.
               (a) The Board of Directors of the Company has duly and validly adopted resolutions initially reserving 87,500,175 shares of Common Stock for the purpose of enabling the Company to satisfy any obligations to issue and deliver the Underlying Shares upon exercise of the Warrants.
               (b) Other than pursuant to the Investor Rights Agreement, no Person is entitled to preemptive or other rights to subscribe for the Securities or Underlying Shares.
          3.4 Assuming the accuracy of the representations and warranties and compliance with the covenants contained herein by the Purchaser, and the compliance by the Purchaser with the transfer restrictions on the Securities set forth herein, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required by the Company or its Subsidiaries for the execution and delivery of the Transaction Documents, the issuance and sale of the Securities, or the consummation by the Company of the transactions contemplated hereby and thereby, except the filing with the Commission of the Information Statement, the filing with the Commission of a Current Report on Form 8-K relating to the execution and delivery of the Transaction Documents and the issuance and sale of the Securities, the filing of the Certificate of Designations with the Secretary of State of the State of Nevada and the listing of Common Stock issuable upon exercise of the Warrants on the New York Stock Exchange, and such consents, approvals, authorizations, orders, registrations and qualifications that have been obtained and are in full force and effect as of the Closing Date.
          3.5 Neither the Company nor any person acting on its behalf has offered to sell the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.
          3.6 Except for the execution of the Stockholder Consent by holders of a majority of the outstanding shares of Common Stock, no vote of the holders of any class or series of Capital Stock of the Company (in their capacity as such holders) is necessary to approve or consummate the transactions contemplated by this Agreement, the Transaction Documents and the Securities, including the filing of the Certificate of Designations, and the issuance of the Securities to the Purchaser and the issuance of the Underlying Shares upon exercise of the Warrants.
          3.7 Neither the Company nor any of its Subsidiaries has sustained since the date of the latest financial statements included in the Company’s most recent quarterly report filed with the Commission on Form 10-Q (the “10-Q Reference Date”) any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in or contemplated by the Company’s Annual Report filed with the Commission on Form 10-K for the year ending December 31, 2007, any other periodic or current reports filed with the Commission thereafter and the Prospectus (the Form 10-K together with such subsequent reports and the Prospectus, the “Recent Public Filings”); and, since the 10-Q Reference Date, there has not been any change in the Capital Stock other than issuance of Common Stock pursuant to awards made under the 2004 Equity Award Plan or any increase in the long-term debt (except as previously disclosed to the Purchaser) of the Company or any of its Subsidiaries or any material adverse change, or any development that could reasonably be expected to result in a material adverse change, in or affecting the general affairs, management, business, properties, prospects or condition (financial or other), stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Recent Public Filings (any such change or event, a “Material Adverse Effect”).
          3.8 The Company and its Subsidiaries have good and marketable title in fee simple to all material real property and good and marketable title to all material personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Recent Public Filings or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are described in the Recent Public Filings or are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.
          3.9 The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada with power and authority (corporate and other) to own its properties and conduct its business as described in the Recent Public Filings and has been duly qualified to do business as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect; and each of Las Vegas Sands, LLC, Venetian Casino Resort, LLC, Interface Group-Nevada, Inc., Palazzo Condo Tower, LLC, Sands Pennsylvania, Inc., Sands Bethworks Gaming, LLC, Venetian Venture Development, LLC, Venetian Venture Development Intermediate I, Venetian Venture Development Intermediate II, Venetian Venture Development Intermediate Limited, Venetian Macau Limited, Venetian Cotai Limited, Venetian Orient Limited, Cotai Waterjets (Macau) Limited, Cotai Waterjets (HK) Limited, CotaiJet Holdings (II) Limited and Marina Bay Sands Pte. Ltd. (collectively, the “Material Subsidiaries”), each of which is a Subsidiary of the Company, has been duly incorporated or organized and is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be; and each of the Subsidiaries of the Company, other than the Material Subsidiaries, has been duly incorporated or organized and is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, except where the failure to be in good standing would not have a Material Adverse Effect.

          3.10 The Company has an authorized capitalization as set forth in the Recent Public Filings, all of the issued shares of Capital Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; and all of the issued shares of Capital Stock or other ownership interests, as the case may be, of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except as otherwise set forth in the Recent Public Filings) and, except for certain of the Company’s Subsidiaries are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.
          3.11 Prior to the Closing Date, neither the Company nor any of its affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities.
          3.12 The issuance and sale of the Securities and the compliance by the Company with all of the provisions of the Securities, the Transaction Documents and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) the provisions of the Amended and Restated Articles of Incorporation or Amended and Restated By-laws of the Company or (iii) except for obtaining any Approvals in respect of the transactions contemplated by the Transaction Documents and assuming the accuracy of the representations and warranties and compliance with the covenants contained herein by the holders of the Securities with the transfer restrictions on the Securities described herein, any statute applicable to the Company or any order, rule or regulation applicable to the Company of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties except, in the case of clauses (i) and (iii), for such conflicts, breaches, violations or defaults as would not have a Material Adverse Effect; and, assuming the accuracy of the representations and warranties and compliance with the covenants contained herein by the holders of the Securities with the transfer restrictions on the Securities described herein, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required by the Company or its Subsidiaries for the issuance and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement or the Warrant Agreement, except filings made pursuant to the Second Amended and Restated Registration Rights Agreement, the filing of the Certificate of Designations, filings related to the transactions contemplated hereby on Schedule 13D or 13G, Form 4 and Form 8-K or under applicable gaming laws with the Commission and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws or foreign securities laws, as applicable, in connection with the purchase and distribution of the Securities and such consents, approvals, authorizations, orders, registrations and qualifications that have been obtained and are in full force and effect as of the Closing Date.

          3.13 Neither the Company nor any of its Subsidiaries is (i) in violation of its Amended and Restated Articles of Incorporation or Amended and Restated By-laws or limited liability company agreement or similar organizational document, as applicable, or (ii) in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of clause (ii) as would not have a Material Adverse Effect.
          3.14 Other than as set forth in the Recent Public Filings, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject which now have or could reasonably be expected in the future to have a Material Adverse Effect; and, to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.
          3.15 The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, will not be an “investment company,” as such term is defined in the United States Investment Company Act of 1940, as amended.
          3.16 The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act. Each of the Company and its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect thereto.
          3.17 The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.
          3.18 PricewaterhouseCoopers LLP, which has audited certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm as required by the Securities Act and the Exchange Act and the applicable rules and regulations of the Commission thereunder.
          3.19 The consolidated historical financial statements (the “Consolidated Historical Financial Statements”) from the Company’s preceding three full fiscal years and any fiscal quarters since the conclusion of the Company’s latest fiscal year contained in the Recent Public Filings fairly present in all material respects the consolidated financial position of the Company at the respective dates indicated and the results of its operations and its cash flows for the respective periods indicated, in accordance with U.S. generally accepted accounting principles consistently applied throughout such periods (except as otherwise disclosed therein). Except as otherwise disclosed in such Consolidated Historical Financial Statements or in any Recent Public Filings, the Consolidated Historical Financial Statements are, in all material respects, prepared on a basis consistent with such financial statements and the books and records of the Company.
          3.20 Except for obtaining any Approvals in respect of the transactions contemplated by the Transaction Documents, each of the Company and its Subsidiaries has complied in all respects with all laws, regulations and orders applicable to it or its businesses including, without limitation, all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Commission thereunder, the laws of the State of Nevada, various regulations of the Nevada Gaming Commission and the general laws, specific gaming laws, various regulations and licensing and regulatory control of the Macau government and Gaming Inspection and Coordination Bureau, the Pennsylvania Gaming Control Board and the government of the State of Pennsylvania, and the Singapore Tourism Board and the Singapore government, in each case, other than as would not have a Material Adverse Effect, or as otherwise described in the Recent Public Filings.
          3.21 Except for obtaining any Approvals in respect of the transactions contemplated by the Transaction Documents and except as would not, individually or in the aggregate, have a Material Adverse Effect or as otherwise described in the Recent Public Filings, (i) each of the Company and its Subsidiaries has all certificates, consents, exemptions, orders, permits, licenses, authorizations or other approvals (each, an “Authorization”) of and from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, necessary or required to engage in the business currently conducted by it in the manner described in the Recent Public Filings; (ii) all such Authorizations are valid and in full force and effect; and (iii) each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities and governing bodies having jurisdiction with respect thereto.
          3.22 Each of the Company and its Subsidiaries owns or possesses or has the right to use the licenses, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, the “Intellectual Property”) presently employed by it in connection with, and material to, individually or in the aggregate, its operations, except where the failure to own, possess or have the right to use would not have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries have received any notice of infringement of or conflict with asserted rights of others with respect to the foregoing which, individually or in the aggregate, has, or would reasonably be expected to result in, a Material Adverse Effect. To the knowledge of the Company and its subsidiaries, the use of such Intellectual Property in connection with the business and operations of the Company and its Subsidiaries as described in the Recent Public Filings does not infringe on the rights of any person, except as would not, individually or in the aggregate, result in a Material Adverse Effect.

          3.23 All income tax returns required to be filed by the Company and its Subsidiaries in all jurisdictions have been timely and duly filed, other than those filings being contested in good faith, except where the failure to so file any such returns could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Recent Public Filings, there are no income tax returns of the Company or its Subsidiaries that are currently being audited by state, local or federal taxing authorities or agencies (and with respect to which the Company or its Subsidiaries has received notice), where the findings of such audit could reasonably be expected to result in a Material Adverse Effect. All material taxes, including withholding taxes, penalties and interest, assessments, fees and other charges due or claimed to be due from such entities, have been paid, other than those being contested in good faith and for which adequate reserves have been provided or those currently payable without penalty or interest.
          3.24 Except as disclosed under the caption in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 entitled “Risk Factors—Risks Related to Our Business—Our insurance coverage may not be adequate to cover all possible losses that our properties could suffer. In addition our insurance costs may increase and we may not be able to obtain the same insurance coverage in the future,” each of the Company and its Subsidiaries maintains insurance covering its properties, operations, personnel and businesses which insures against such losses and risks as are adequate in accordance with the Company’s reasonable business judgment to protect the Company, its Subsidiaries and their businesses. Except as disclosed in the Recent Public Filings, including, without limitation, under the caption entitled “Risk Factors—Risks Related to Our Business—Our insurance coverage may not be adequate to cover all possible losses that our properties could suffer. In addition our insurance costs may increase and we may not be able to obtain the same insurance coverage in the future,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, all such insurance is outstanding and duly in force in all material respects on the Closing Date.
          3.25 Except as disclosed in the Recent Public Filings, and except for the transactions contemplated by this Agreement, there are no material business relationships or related party transactions which would be required to be disclosed therein by Item 404 of Regulation S-K of the Commission and such business relationship or related party transaction described therein is a fair and accurate description in all material respects of the relationships and transactions so described.
          3.26 Each of the Company and its Subsidiaries is in compliance with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), except for any non-compliance which would not have a Material Adverse Effect; no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of its Subsidiaries would have any liability, except such as would not have a Material Adverse Effect; each of the Company and its Subsidiaries has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Section 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”), in each case, except as would not have a Material Adverse Effect; and each “pension plan” for which the Company or any of its Subsidiaries would have any liability, except as would not have a Material Adverse Effect, that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification, except, in each case, as would not have a Material Adverse Effect.
          3.27 There is, except as set forth in the Recent Public Filings, (i) no material unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the best knowledge of each of the Company and its Subsidiaries threatened against it, before the National Labor Relations Board or any state or local labor relations board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its subsidiaries, or, to the best knowledge of each of the Company and its subsidiaries, threatened against it, (ii) no material strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries nor, to the best knowledge of each of the Company and its subsidiaries, threatened against it and (iii) to the best knowledge of each of the Company and its subsidiaries, no union representation question existing with respect to the employees of the Company or any of its subsidiaries, and, to the best knowledge of each of the Company and its subsidiaries, no union organizing activities are taking place, except, in each case of clauses (i), (ii) or (iii), as would not have a Material Adverse Effect.
          3.28 Each of the Company and its Subsidiaries has reviewed the effect of Environmental Laws (as defined below) and the disposal of hazardous or toxic substances, wastes, pollutants and contaminants on the business, assets, operations and properties of the Company and its subsidiaries, as applicable, and identified and evaluated associated costs and liabilities (including, without limitation, any material capital and operating expenditures required for clean-up, closure of properties and compliance with environmental, safety or similar laws or regulations applicable to it or its business or property relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), all permits, licenses and approvals, all related constraints on operating activities and all potential liabilities to third parties). On the basis of such reviews, each of the Company and its Subsidiaries has reasonably concluded that such associated costs and liabilities would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has violated any Environmental Laws, lacks any permit, license or other approval required of it under applicable Environmental Laws or is violating any term or condition of such permit, license or approval, in each case, which could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.
          3.29 Neither the Company nor any of its Subsidiaries or to any of their knowledge, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries (i) has used any corporate funds during the last five years for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, except, in each case, such as would not, individually or in the aggregate, have a Material Adverse Effect.
          3.30 Except as described in the Recent Public Filings, the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened, except as would not, individually or in the aggregate, have a Material Adverse Effect.
          3.31 Other than as contemplated by or described in this Agreement, there is no broker, finder or other party that is entitled to receive from the Company or any of its Subsidiaries any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement.
          3.32 Each certificate signed by any officer of the Company and delivered to the Purchaser or counsel to the Purchaser pursuant to this Agreement shall be deemed to be a representation and warranty by the Company to the Purchaser as to the matters covered thereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
          The Purchaser hereby, severally with respect to itself only, makes the following representations and warranties for the benefit of the Company as of the Closing Date:
          4.1 Organization, Standing and Power. If the Purchaser is an entity, the Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
          4.2 Authority; Execution and Delivery; Enforceability. The Purchaser has the full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If the Purchaser is an entity, the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser and no other proceedings on the part of the Purchaser are necessary to approve this Agreement and to consummate the transactions contemplated hereby. The Purchaser has duly executed and delivered this Agreement, and, assuming due execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
          4.3 Accredited Investor.
               (a) The Purchaser is an “accredited investor” (as defined in Rule 501 under the Securities Act).
               (b) The Purchaser has such knowledge and experience in financial and business matters and the Purchaser is capable of utilizing the information that is available to the Purchaser concerning the Company to evaluate the risks of investment in the Company including the risk that the Purchaser could lose its entire investment in the Securities (and the Common Stock issuable upon exercise of the Warrants).
          4.4 Investment Representations and Warranties. The Purchaser understands that there is no public market for the sale or other transfer of the Securities, such a market may not develop and that the sale or other transfer of the Securities is restricted by this Agreement. The Purchaser understands that the Purchaser may be required to bear the economic risk of the investment indefinitely.
          4.5 No Conflicts. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under any term of any material agreement, mortgage, indenture, license, permit, lease, or other instrument, judgment, decree, order, law, or regulation by which the Purchaser is bound.
ARTICLE 5
AGREEMENTS
          5.1 Conversion of Notes. The Purchaser hereby covenants and agrees to convert $475,000,000 aggregate principal amount of the Notes on the Convertibility Date (as such term is defined in the Convertible Note Purchase Agreement), pursuant to and in accordance with the terms of the Notes. For avoidance of doubt, the parties hereby acknowledge, that immediately after the completion of the offerings contemplated by the Underwriting Agreement, the Conversion Rate (as such term is defined in the Indenture) shall be 181.8182 and the Conversion Price (as such term is defined in the Indenture) shall be $5.50. Prior to the Convertibility Date, the Purchaser agrees that it will not sell, assign or transfer the Notes, unless the purchaser, assignee or transferee thereof agrees in writing, for the benefit of the Company, to comply with the terms of this Section 5.1 as if such purchaser, assignee or transferee was the Purchaser; provided, however, that a transfer from the Purchaser to any Adelson Holder (as such term is defined in the Second Amended and Restated Registration Rights Agreement) (or a transfer from an Adelson Holder to another Adelson Holder) shall not require execution of such a writing if such a writing has already been provided by such Adelson Holder.

          5.2 Restrictions on Exercise of the Warrants. The Purchaser acknowledges and agrees that it shall not have the right to exercise the Warrants to purchase Common Stock unless and until the Warrant Exercise Date occurs. Prior to the Warrant Exercise Date, the Purchaser agrees that it will not sell, assign or transfer the Warrants unless the purchaser, assignee or transferee thereof agrees in writing, for the benefit of the Company, to comply with the terms of this Section 5.2 as if such purchaser, assignee or transferee was the Purchaser; provided, however, that a transfer from the Purchaser to any Adelson Holder (as such term is defined in the Second Amended and Restated Registration Rights Agreement) (or a transfer from an Adelson Holder to another Adelson Holder) shall not require execution of such a writing if such a writing has already been provided by such Adelson Holder.
          5.3 Information Statement. Promptly following the date of this Agreement, the Company shall prepare and, in no event more than 40 days after the Closing Date, file with the Commission an information statement describing the Stockholder Consent and containing the information required by Schedule 14C in accordance with all applicable rules and regulations of the Commission (the “Information Statement”). The Company shall use its reasonable best efforts to cause the Commission to clear the Information Statement for mailing to stockholders. As soon as reasonably practicable after the Commission has cleared the Information Statement, the Company shall mail the Information Statement to the holders of its Common Stock. The Company shall provide the Purchaser with a copy of the Information Statement and all modifications thereto prior to filing or delivery to the Commission (and the Purchaser shall have a reasonable period to review and comment on such Information Statement), and the Company shall consult with the Purchaser in connection therewith. The Company shall not mail any Information Statement, or any amendment or supplement thereto, to which the Purchaser reasonably and timely objects. The Purchaser hereby waives the obligation of the Company set forth in Section 5.2 of the Convertible Note Purchase Agreement to file an information statement on Schedule 14C in respect of the stockholder consent received in connection with the issuance of the Notes within 40 days of September 30, 2008, so long as such information statement is filed within 40 days of the Closing Date. The Purchaser and the Company hereby agree that the Company may satisfy its obligations under Section 5.2 of the Convertible Note Purchase Agreement in the Information Statement filed pursuant to this Section 5.3, provided that the Information Statement filed pursuant to this Section 5.3 describes the stockholder consent received in connection with the issuance of the Notes and such other information as may be required in order to cause the Information Statement to render such stockholder consent effective.
          5.4 Legends and Restrictions on Transfer. The Purchaser agrees that all certificates or other instruments representing the Securities and the Underlying Shares contemplated by this Agreement will bear a legend substantially to the following effect:
IF AT ANY TIME ANY GAMING AUTHORITY FINDS THAT AN OWNER OF THESE SECURITIES IS UNSUITABLE TO CONTINUE TO HAVE AN INVOLVEMENT IN GAMING IN ANY JURISDICTION, SUCH OWNER MUST DISPOSE OF SUCH SECURITIES AS PROVIDED BY THE LAWS OF SUCH JURISDICTION. SUCH LAWS AND REGULATIONS MAY

RESTRICT THE RIGHT UNDER CERTAIN CIRCUMSTANCES: (A) TO PAY OR RECEIVE ANY DIVIDEND OR INTEREST UPON SUCH SECURITIES; (B) TO EXERCISE, DIRECTLY OR THROUGH ANY NOMINEE, ANY VOTING RIGHT CONFERRED BY SUCH SECURITIES; OR (C) RECEIVE ANY REMUNERATION IN ANY FORM FROM THE COMPANY, FOR SERVICES RENDERED OR OTHERWISE.
          5.5 Listing. The Company will use its reasonable best efforts to cause the Underlying Shares issuable upon exercise of the Warrants to be authorized for listing on the New York Stock Exchange as soon as practicable.
          5.6 Use of Proceeds. The Company agrees that it will use the net proceeds it derives from the sale of the Securities as described in the Prospectus.
          5.7 Expenses. The Company agrees to pay promptly, and in any event within 5 days following written demand therefor, all the actual and reasonable costs and expenses of preparation, negotiation, execution and delivery of the Transaction Documents, obtaining the Approvals, including Hart-Scott-Rodino clearance (with respect to the Purchaser or any other Adelson Holder) and any consents, amendments, waivers or other modifications thereto, including the fees, expenses and disbursements of counsel to the Purchaser.
          5.8 Approvals. The Company shall use its reasonable best efforts to obtain each of the Approvals as soon as practicable, but in any event, within 120 days of the date hereof. In the event that the Company fails to obtain each of the Approvals within 120 days of the date hereof (an “Approval Default”) and such failure is not the direct result of action (or inaction) taken by the Principal Stockholder that was designed to prevent the Approvals from being obtained, a fee (the “Approval Fee”) will accrue from the date on which such Approval Default occurs to, but not including, the date on which such Approval Default is cured, at a rate of 2.00% per annum on the aggregate Liquidation Preference (as such term is defined in the Certificate of Designations) in respect of the Preferred Stock then held directly or beneficially by the Purchaser and any other Related Party of the Principal Stockholder (provided, that in the event that any such holder only holds Warrants (or Common Stock for which the Warrants have been exercised) at the time of such Approval Default, the applicable Approval Fee shall be determined in accordance with the foregoing as though such holder then holds such amount of Preferred Stock as was issued pursuant to this Agreement in proportion to the amount of Warrants (or the amount of Warrants the exercise of which yielded the Common Stock) then actually held by such holder), it being understood that (i) such ownership of the Securities or Underlying Shares shall be reasonably documented to the Company and (ii) payment of the Approval Fee shall not relieve the Company of its obligation to obtain each of the Approvals hereunder. Such Approval Fee shall be payable by the Company to the Purchaser or any designee of the Purchaser on a monthly basis commencing on the one month anniversary of the occurrence of the Approval Default.
          5.9 Waiver of Pre-emptive Rights. The Purchaser hereby waives, effective as of the Closing Date, any and all preemptive rights granted under Section 2.1 of the Investor Rights Agreement with respect to the issuance and sale by the Company of (i) the Preferred

Stock and Warrants pursuant to this Agreement and the issuance of Underlying Shares upon exercise of the Warrants, and (ii) the issuance of up to 200,000,000 shares of Common Stock, 5,196,300 shares of Series A cumulative preferred stock, par value $0.001 per share, liquidation preference $100.00 per share and warrants to purchase up to an aggregate of 86,605,174 shares of Common Stock pursuant to the Underwriting Agreement and the issuance of shares of Common Stock upon the exercise of such warrants in accordance with the terms thereof.
          5.10 Amendment of Investor Rights Agreement. The Purchaser and Company hereby agree that the Investor Rights Agreement shall be amended, effective as of the Closing Date, as follows:
               (a) the following defined terms and the corresponding explanatory text defining such terms shall be deleted in their entirety from Section 1.1, entitled “Definitions”: “Exchange Rights Holder,” “Qualified Financing,” “Qualified Financing Notice,” and “Qualified Financing Securities.”
               (b) Section 2.3, entitled “Qualified Financing,” shall be deleted in its entirety.
          Except as otherwise amended herein, the Investor Rights Agreement shall otherwise remain in full force and effect.
          5.11 Book-entry. Notwithstanding anything to the contrary contained herein, upon a transfer by the Purchaser or one or more of the Purchaser’s transferees of the Preferred Stock, which transfer shall make the Preferred Stock eligible for book-entry delivery through The Depository Trust Company (“DTC”), the Company shall use its commercially reasonable efforts to cause the Preferred Stock to be (i) rendered eligible for book-entry delivery through DTC in connection with such transfer, and (ii) assigned a valid CUSIP number in accordance with the applicable rules and procedures of the CUSIP Service Bureau, in each case, as soon as reasonably practicable, but in any event, within 15 days of the receipt by the Company of written request therefor in accordance with this Section 5.11.
ARTICLE 6
MISCELLANEOUS
          6.1 Notices. All notices or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telecopied or sent by certified, registered or express mail, as follows:

               (a) if to the Company:
Las Vegas Sands Corp.
3555 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: Office of the General Counsel
Telecopy: 702-733-5040
               (b) If to the Purchaser, to the Purchaser’s address set forth on Schedule A.
Any party may by notice given in accordance with this Section 6.1 designate another address or person for receipt of notices hereunder.
          6.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.
          6.3 Amendment and Waiver.
               (a) No failure or delay on the part of the Company or any of the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchaser at law, in equity or otherwise.
               (b) Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by the Company and the Purchaser.
          6.4 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, all of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
          6.5 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
          6.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, IN THE STATE OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. TO THE FULLEST EXTENT THEY MAY

EFFECTIVELY DO SO UNDER APPLICABLE LAW, THE PARTIES HERETO IRREVOCABLY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT THEY ARE NOT SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          6.7 Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.
          6.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.
          6.9 Entire Agreement; Survival. This Agreement, together with the schedules hereto are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. The agreements and covenants contained in this Agreement shall survive the issuance and purchase of the Securities.
[Agreement Continues on Page 22]

          6.10 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

/s/ Miriam Adelson
Dr. Miriam Adelson

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

LAS VEGAS SANDS CORP.
By:	/s/ William P. Weidner
	Name:	William P. Weidner
	Title:	President, Chief Operating Officer and Secretary

Schedule A

	Aggregate Securities
Name of Purchaser	to be Purchased	Purchase Price	Address for Notices
Dr. Miriam Adelson	5,250,000 shares of Series A perpetual preferred stock, liquidation preference $100.00 per share	$525,000,000	c/o Las Vegas Sands Corp. 3555 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attention: Dr. Miriam Adelson Telecopy: 702-733-5710

			With Copies To:

	Warrants to purchase 87,500,175 shares of common stock		c/o Las Vegas Sands Corp. 3555 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attention: Sheldon G. Adelson Telecopy: 702-733-5710

			and

			Milbank, Tweed, Hadley & McCloy, LLP 601 S. Figueroa St., 30th Floor Los Angeles, California 90017 Attention: Ken Baronsky, Esq. Telecopy: 213-892-4733
Note Redemption and Securities Purchase Agreement

Exhibit A
Form of Certificate of Designations

Exhibit B
Form of Amended and Restated Registration Rights Agreement

Exhibit C
Form of Stockholder Consent

Exhibit D
Form of Warrant Agreement